As filed with the Securities and Exchange Commission on March 30, 2007

Registration No. 333-39821

Registration No. 333-44313

Registration No. 333-129295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 2.

TO FORM S-8 REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

MEMRY CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	06-1084424
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3 Berkshire Boulevard Bethel, Connecticut	06801
(Address of Principal Executive Offices)	(Zip Code)

MEMRY CORPORATION STOCK OPTION PLAN AND

MEMRY CORPORATION’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Robert P. Belcher

Chief Executive Officer

3 Berkshire Boulevard

Bethel, Connecticut 06801

(Name and address of agent for service)

(203) 739-1100

(Telephone number, including area code of agent for service)

Copies to:

David I. Albin, Esq.

Finn Dixon & Herling LLP

One Landmark Square

Stamford, Connecticut 06901

(203) 325-5000

DEREGISTRATION

On November 7, 1997, Memry Corporation (the “Registrant”) filed a Registration Statement on Form S-8, Registration No. 333-39821 (the “1997 Registration Statement”), for the sale of 1,100,000 shares of Common Stock, par value $0.01 per share, of the Registrant (the “Common Stock”) under the Registrant’s Stock Option Plan. On January 15, 1998, the Registrant filed a Registration Statement on Form S-8, Registration No. 333-44313 (the “1998 Registration Statement”), for the sale of 2,000,000 shares of Common Stock under the Registrant’s Amended and Restated 1997 Long-Term Incentive Plan, and on October 28, 2005, the Registrant filed a Registration on Form S-8, Registration No. 333-129295 (the “2005 Registration Statement” and together with the 1997 Registration Statement and 1998 Registration Statement, the “Registration Statements”), for the sale of 4,000,000 shares of Common Stock, under the Registrant’s Amended and Restated 1997 Long-Term Incentive Plan (the Registrant’s Stock Option Plan and Amended and Restated 1997 Long-Term Incentive Plan, collectively, the “Plans”).

Effective as of September 24, 2003 with respect to the Registrant’s Stock Option Plan, and December 20, 2006, with respect to the Registrant’s Amended and Restated 1997 Long-Term Incentive Plan, in each case pursuant to action by the Board of Directors of the Registrant, no further grants of options under the Plans will be made, and any shares of Common Stock remaining available under the Plans will no longer be available for issuance thereunder, provided that shares of Common Stock subject to options granted under the Plans prior to September 24, 2003 and December 20, 2006, respectively, will remain available for issuance under the Plans, and the Plans will remain in effect to the extent necessary to administer such previously granted options. As of the date hereof, 4,100,004 of the 7,100,000 shares of Common Stock currently covered by the Registration Statement have been issued or are issuable under the Plans. This Post-Effective Amendment No. 2 to the Registration Statements is being filed to deregister all of the unsold shares of Common Stock formerly issuable under the Plans and registered under the Registration Statements, constituting 2,999,996 shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bethel, State of Connecticut on this 30th day March, 2007.

MEMRY CORPORATION

By	/s/ Robert P. Belcher
Robert P. Belcher
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Robert P. Belcher Robert P. Belcher	Chief Executive (Principal Executive Officer), Director	March 30, 2007

By:	/s/ Richard F. Sowerby Richard F. Sowerby	Chief Financial Officer and Treasurer (Principal Financial Officer)	March 30, 2007

By:	/s/ W. Andrew Krusen, Jr. W. Andrew Krusen, Jr.	Director	March 30, 2007

By:	/s/ Francois Marchal Francois Marchal	Director	March 30, 2007

By:	/s/ Kempton J. Coady III Kempton J. Coady III	Director	March 30, 2007

By:	/s/ Michel de Beaumont Michel de Beaumont	Director	March 30, 2007

By:	/s/ Dr. Edwin Snape Dr. Edwin Snape	Chairman of the Board of Directors	March 30, 2007

By:	/s/ Carmen L. Diersen Carmen L. Diersen	Director	March 30, 2007

By:	/s/ James V. Dandeneau James V. Dandeneau	Director	March 30, 2007